Exhibit 2.1

FOURTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This amendment (this “Amendment”), dated as of August 25, 2023, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), and Next.e.GO Mobile SE, a European company incorporated in Germany (the “Company”), to that certain Business Combination Agreement, dated as of July 28, 2022, by and among SPAC, the Company, Next.e.GO B.V., a Dutch private limited liability company, and Time is Now Merger Sub, Inc., a Delaware corporation, as amended by that certain First Amendment to Business Combination Agreement, dated as of September 29, 2022, that certain Second Amendment to Business Combination Agreement, dated as of June 29, 2023, and that certain Third Amendment to Business Combination Agreement, dated as of July 18, 2023 (the “Agreement”). SPAC and the Company are collectively referred to herein as the “Amending Parties” and each individually as an “Amending Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Agreement.

RECITALS

WHEREAS, Section 12.10 of the Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed by SPAC and the Company; and

WHEREAS, the undersigned Amending Parties wish to amend the Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree as follows:

1.   The Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) Exhibit H-1 – Form of Private Warrant Assumption Agreement and Exhibit H-2 – Form of Public Warrant Assumption Agreement shall be deleted from the index of Exhibits on page (iv) of the Agreement.

(b) The fourth Recital is hereby amended and restated to read as follows:

WHEREAS, pursuant to SPAC’s Governing Documents, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval at the Stockholder Special Meeting

(c) After the sixth Recital, the following shall be inserted:

“WHEREAS, prior to the Merger (as defined below), the SPAC Public Warrant Agreement will be amended to provide that, immediately prior to the Merger, each outstanding SPAC Warrant (as defined below) shall be cancelled and exchanged for 0.175 SPAC Class A Shares, which shall, as a consequence of the Merger, become part of the Surviving Company Common Stock (as defined below) and shall subsequently, as part of the TopCo-SPAC Business Combination (as defined below), be exchanged for TopCo Ordinary Shares (as defined below), on the terms and subject to the conditions set forth in this Agreement;”

(d) The ninth Recital is hereby amended and restated to read as follows:

“WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, (ii) each issued and outstanding SPAC Class A Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter~~,~~ and (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) ~~and (iv) each SPAC Warrant (defined below) that is outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below)~~, in each case, on the terms and subject to the conditions set forth in this Agreement;”

(e) Section 1.01 of the Agreement is hereby amended by deleting the definition “Converted Warrant”.

(f) Section 1.01 of the Agreement is hereby amended by deleting the definition “Private Warrant Assumption Agreement”.

(g) Section 1.01 of the Agreement is hereby amended by deleting the definition “Public Warrant Assumption Agreement”.

(h) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “SPAC Public Warrant Agreement” and “SPAC SEC Reports”:

““SPAC Public Warrant Amendment” has the meaning specified in the Recitals.”

““SPAC Public Warrant Holder Approval” means the votes of the holders of SPAC Public Warrants required to approve, in accordance with applicable Law, the SPAC’s Governing Documents and the SPAC Public Warrant Agreement, (a) the SPAC Public Warrant Amendment; (b) the adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by SPAC, TopCo and the Company as necessary or appropriate in connection with the consummation of the SPAC Public Warrant Amendment as contemplated by this Agreement and the SPAC Public Warrant Agreement (as it may be amended in accordance with this Agreement); and (c) the adjournment of the Warrant Holder Special Meeting, if necessary, to permit further solicitation of proxies there are not sufficient votes to approve and adopt any of the foregoing or the other Transaction Proposals.”

(i) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “SPAC Transaction Expenses” and “SPAC Warrants”:

“‘SPAC Warrant Exchange’ has the meaning specified in Section 2.01(d).”

(j) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Sponsor Letter Agreement” and “Stock Exchange”:

“‘Sponsor Warrant Support Agreement’ has the meaning specified in Section 2.01(d).”

(k) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Stock Exchange” and “Subsidiary”:

“‘Stockholder Special Meeting’ has the meaning specified in Section 9.03(b).”

(l) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Transaction Documents” to read as follows:

“‘Transaction Documents’ means this Agreement, the Undertakings, the Shareholder Lock-Up Agreements, the Sponsor Letter Agreement, the Registration Rights Agreement, ~~the Warrant Assumption Agreements,~~ the Intellectual Property Security Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.”

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(m) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Transactions” to read as follows:

“‘Transactions’ means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-SPAC Business Combination, the Exchange, ~~and~~ the Conversion and the SPAC Warrant Exchange.”

(n) Section 1.01 of the Agreement is hereby amended by deleting the definition “Warrant Assumption Agreements”.

(o) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Warrant Agreements” and “White & Case”:

“‘Warrant Holder Special Meeting’ has the meaning specified in Section 9.03(b).”

(p) Section 2.01 of the Agreement is hereby amended by amending and restating Section 2.01(c)(i) to read as follows:

(c) Merger.

(i) On the terms and subject to the conditions set forth herein and in accordance with the DGCL, on the Closing Date and immediately after giving effect to the Change of Legal Form of TopCo as referred to in Section 2.01(b) and the SPAC Warrant Exchange contemplated by Section 2.01(d), SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, whereupon the separate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, and SPAC shall, upon the consummation of the transactions contemplated by Section 2.01(c)(v), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo. At the Closing, SPAC and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit G (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later date and time as may be mutually agreed by SPAC and Merger Sub and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Effective Time”

(q) Section 2.01 of the Agreement is hereby amended to delete and replace Section 2.01(d) in its entirety to read as follows:

“(d)  SPAC Warrant Exchange. Immediately prior to the Merger, each outstanding SPAC Warrant shall be cancelled and exchanged for 0.175 SPAC Class A Shares, which shall, as a consequence of the Merger, become part of the Surviving Company Common Stock and shall subsequently, as part of the TopCo-SPAC Business Combination (as defined below), be exchanged for TopCo Ordinary Shares pursuant to Section 2.01(d)(ii) below (the “SPAC Warrant Exchange”). Prior to the Warrant Holder Special Meeting, SPAC shall use its reasonable best efforts to enter into (i) the maximum number of support agreements which are permitted by Law with holders of SPAC Public Warrants who each hold at least 5% or more of the SPAC Public Warrants, in which such holders of SPAC Public Warrants shall agree to vote all of their SPAC Public Warrants in favor of the SPAC Warrant Exchange, and (ii) a support agreement with the Sponsor (the “Sponsor Warrant Support Agreement”) pursuant to which the Sponsor shall provide its written consent to the SPAC Warrant Exchange with respect to the SPAC Private Placement Warrants.”

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(r) Section 2.01 of the Agreement is hereby amended by amending and restating Section 2.01(f) to read as follows:

“(f) Earn-Out Shares. At the Closing, TopCo shall issue, or cause to be issued, to the Company Shareholders, following the Conversion, 30,000,000 new ~~unvested~~ TopCo Ordinary Shares, 20,000,000 of which shall be unvested and shall be subject to certain restrictions and vesting as set forth below, while 10,000,000 shall vest immediately as of the Closing and shall be unrestricted except for a 12-month lock-up period beginning at Closing (such 30,000,000 TopCo Ordinary Shares, the “Earn-Out Shares”). Prior to the Closing, TopCo, SPAC, the Company Shareholders and the Lenders shall enter into an earn-out agreement on a form to be mutually and reasonably agreed by the Parties (the “Earn-Out Agreement”). Pursuant to and in accordance with the Earn-Out Agreement, the Earn-Out Shares shall be issued at par and the aggregate nominal value of the Earn-Out Shares shall be charged against TopCo’s reserves as recognized for Dutch dividend withholding tax purposes. Upon their issuance, 20,000,000 ~~the~~ Earn-Out Shares shall be subject to restrictions concerning the exercise of the voting rights attached thereto and the transfer thereof, as shall be set forth in the Earn-Out Agreement until the earlier of (a) their vesting, at which time they shall automatically become unrestricted TopCo Ordinary Shares, and (b) the fifth anniversary of the Closing Date, upon which any unvested Earn-Out Shares shall be deemed forfeited and must be transferred to or at the instruction of TopCo for no consideration. Such 20,000,000 ~~The~~ Earn-Out Shares shall vest in four equal ~~one-sixth~~ increments of the total number of Earn-Out Shares in each case upon the occurrence of the closing share price of TopCo on the primary stock exchange where the TopCo Ordinary Shares are listed being greater than $12.50, $15.00, $20.00 and ~~,~~ $25.00~~, $30.00 and $35.00~~, respectively, for a period, in each case, of more than 20 trading days out of 30 consecutive trading days after the Closing Date.”

(s) Section 3.03 of the Agreement is hereby amended and restated to read as follows:

“Section 3.03 Closing Statements. At least three Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement (the “TopCo Closing Statement”) setting forth the Company Transaction Expenses. Two Business Days prior to the Special Meeting but, in any event, not earlier than the time that the holders of SPAC Class A Shares may no longer elect to redeem their SPAC Class A Shares in accordance with the SPAC Stockholder Redemption, SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption and SPAC Class B Conversion), (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption, (c) the Available Closing SPAC Cash resulting therefrom, (d) the SPAC Transaction Expenses, and (e) the number of SPAC Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the SPAC Stockholder Redemption~~, and (f) the number of shares of SPAC Class A Shares that may be issued upon the exercise of all SPAC Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor~~. From and after the delivery of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, until the Closing Date, each of TopCo and SPAC shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the other or any of its respective Representatives in connection with the review of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, (ii) consider in good faith any comments to the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the TopCo Closing Statement or SPAC Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised TopCo Closing Statement or SPAC Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.”

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(t) Section 4.23 of the Agreement is hereby amended and restated to read as follows:

“Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC’s Holders and the holders of SPAC Public Warrants or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.”

(u) Section 6.02 of the Agreement is hereby amended and restated to read as follows:

“Section 6.02 Due Authorization. SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which SPAC is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the SPAC Stockholder Approval by the Pre-Closing SPAC Holders and the SPAC Public Warrant Holder Approval by the holders of the SPAC Public Warrants at the Special Meeting, the execution and delivery of this Agreement, the Transaction Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of SPAC. This Agreement has been, and each Transaction Document to which SPAC is or will be upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Transaction Documents to which SPAC is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions.”

(v) Section 6.05 of the Agreement is hereby amended and restated to read as follows:

“Section 6.05 Consents and Requisite Government Approvals; No Violations. (a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Certificate of Merger under the DGCL, (iv) the SPAC Stockholder Approval and the SPAC Public Warrant Holder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to SPAC.”

(w) Section 6.13 of the Agreement is hereby amended and restated to read as follows:

“Section 6.13 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Holders and the holders of the SPAC Public Warrants or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.”

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(x) The heading of Section 9.03 of the Agreement is hereby amended and restated to read as follows:

“Section 9.03 Registration Statement/Proxy Statement; SPAC Special Meetings.”

(y) Section 9.03(a)(i) of the Agreement is hereby amended and restated to read as follows:

“(i)  As promptly as practicable following the date of this Agreement, SPAC, TopCo and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall use reasonable best efforts to file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, including the SPAC Public Warrant Amendment, all in accordance with, and as required by, the SPAC Governing Documents, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of SPAC, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and SPAC shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.”

(z) Section 9.03(b) of the Agreement is hereby amended and restated to read as follows:

“(b) SPAC Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SPAC shall (i) duly give notice of a meeting of the SPAC shareholders (the “Stockholder Special Meeting”) and a meeting of the holders of the SPAC Public Warrants (the “Warrant Holder Special Meeting”, and together with the Stockholder Special Meeting, the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the SPAC shareholders and the holders of the SPAC Public Warrants and (iii) duly convene and hold the Special Meeting (it being understood that both the Stockholder Special Meeting and the Warrant Holder Special Meeting shall be held on the same day), in each case, in accordance with the Governing Documents of SPAC, the SPAC Public Warrant Agreement and applicable Law, for the purposes of obtaining the SPAC Stockholder Approval and the SPAC Public Warrant Holder Approval (as applicable) and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall, through its board of directors, recommend to its shareholders the (w) adoption and approval of this Agreement and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (x) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by SPAC, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (y) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); and (z) the adjournment of the Stockholder Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (w) through (y) together, the “Transaction Proposals”); provided that SPAC may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval or the SPAC Public Warrant Holder Approval, (B) as a result of the absence of a quorum, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Holders or the holders of SPAC Public Warrants prior to the Special Meeting or (D) if SPAC determines that one or more of the Transaction Conditions under this Agreement is not satisfied or waived. The board of directors of SPAC shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b); provided, that the board of directors of SPAC may withdraw, amend, qualify or modify such recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to do so would constitute a breach of its fiduciary duties to its stockholders under applicable Law.”

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(aa) Between Section 10.01(b) and Section 10.01(c) of the Agreement, the following shall be inserted:

“(c)  the Sponsor shall have delivered to SPAC the Sponsor Warrant Support Agreement, duly executed by the Sponsor, prior to the Warrant Holders Meeting;”

(bb) Section 10.01(c) of the Agreement is hereby amended and restated to read as follows:

“~~(c)~~(d)  the SPAC Stockholder Approval and the SPAC Public Warrant Holder Approval shall have been obtained; and”

(cc) Section 10.03(h)(ii) of the Agreement is hereby deleted.

(dd) Section 11.01(d) of the Agreement is hereby amended and restated to read as follows:

“(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 22 ~~September 30~~, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;”

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(ee) Between Section 11.01(e) and Section 11.01(f) of the Agreement, the following shall be inserted:

“(f)  by either SPAC or the Company if the Sponsor failed to deliver to SPAC the Sponsor Warrant Support Agreement, duly executed by the Sponsor, prior to the Warrant Holders Meeting;”

(ff) Section 11.01(f) of the Agreement is hereby amended and restated to read as follows:

“~~(f)~~(g)  by either SPAC or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing SPAC Holders and the holders of SPAC Public Warrants have duly voted and the SPAC Stockholder Approval or the SPAC Public Warrant Holder Approval was not obtained; or”

(gg) Exhibit E – Form of Registration Rights Agreement shall be restated in its entirety and shall have the form attached as Annex A hereto.

2. Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. Further, except as specifically waived hereby, the Agreement shall continue in full force and effect as written.

3. The terms of Article XII (Miscellaneous) of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following pages]

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IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chairperson of the Board

[Signature Page to Fourth Amendment to Business Combination Agreement]

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NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Fourth Amendment to Business Combination Agreement]

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Annex A

Restated Form of Registration Rights Agreement

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